EXHIBIT 21
DISH DBS CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of November 17, 2009

	State or Country	Name Doing
Subsidiary	of Incorporation	Business As
DISH Network L.L.C.	Colorado	DNLLC
DISH Operating L.L.C.	Colorado	SATCO
Echosphere L.L.C.	Colorado	Echosphere
Dish Network Service L.L.C.	Colorado	DNSLLC